Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Phone: 919-407-7895
Fax: 919-407-5615
investorrelations@cree.com

Cree Reports Financial Results for the Fourth Quarter and Fiscal Year 2014

Annual Revenue Increased 19% to a Record $1.65 Billion
Annual Net Income Increased 43% to $124 Million

DURHAM, N.C., August 12, 2014 - Cree, Inc. (Nasdaq: CREE), a market leader in LED lighting, today announced revenue of $436 million for its fourth quarter of fiscal 2014, ended June 29, 2014. This represents a 16% increase compared to revenue of $375 million reported for the fourth quarter of fiscal 2013, and an 8% increase compared to the third quarter of fiscal 2014. GAAP net income for the fourth quarter was $30 million, or $0.24 per diluted share, an increase of 6% year-over-year compared to GAAP net income of $28 million, or $0.23 per diluted share, for the fourth quarter of fiscal 2013. On a non-GAAP basis, net income for the fourth quarter of fiscal 2014 was $51 million, or $0.42 per diluted share, an increase of 12% year-over-year compared to non-GAAP net income for the fourth quarter of fiscal 2013 of $46 million, or $0.38 per diluted share.

For fiscal year 2014, Cree reported revenue of $1.65 billion, which represents a 19% increase compared to revenue of $1.39 billion for fiscal 2013. GAAP net income was $124 million, or $1.01 per diluted share, an increase of 43% compared to $87 million, or $0.74 per diluted share, for fiscal 2013. On a non-GAAP basis, net income for fiscal year 2014 was $203 million, or $1.65 per diluted share, an increase of 31% compared to $155 million, or $1.32 per diluted share, for fiscal 2013. Cree generated $319 million of operating cash flow and $121 million of free cash flow during fiscal 2014.

"Fiscal 2014 was another great year, as we achieved record revenue and grew our non-GAAP net income by over 30%," stated Chuck Swoboda, Cree Chairman and CEO. "The strength of our operating model gives us the flexibility to make investments to support our goal to grow the business and increase operating margin. Our new product pipeline, brand momentum and strong balance sheet put us in a great position to enable our long-term customer goal of 100% upgrade to LED lighting."

Q4 2014 Financial Metrics
(in thousands, except per share amounts and percentages)

	Fourth Quarter
	2014	2013	Change
	(unaudited)	(unaudited)
Revenue, net	$436,290	$375,009	$61,281	16%
GAAP
Gross margin	37.2%	37.5%
Operating margin	7.3%	8.2%
Net income	$29,849	$28,242	$1,607	6%
Earnings per diluted share	$0.24	$0.23	$0.01	4%
Non-GAAP
Gross margin	37.9%	38.2%
Operating margin	13.1%	13.7%
Net income	$51,286	$45,645	$5,641	12%
Earnings per diluted share	$0.42	$0.38	$0.04	11%

•	Gross margin increased 20 basis points from Q3 of fiscal 2014 to 37.2% on a GAAP basis, and increased 10 basis points to 37.9% on a non-GAAP basis.

•	Cash and investments decreased by $61 million from Q3 of fiscal 2014 to $1.2 billion.

•	Accounts receivable, net increased by $3 million from Q3 of fiscal 2014 to $225 million, with days sales outstanding of 46.

•	Inventory increased by $34 million from Q3 of fiscal 2014 to $285 million and represents 94 days of inventory.

Recent Business Highlights:

•
Introduced the Cree® LED T8 Series, the first linear fluorescent replacement to deliver on the promise of LED technology with the industry’s best light quality, 30% energy savings and near-universal driver compatibility;

•	Launched the Cree OSQ™ Area LED luminaire, which delivers industry-leading performance, a low-profile design and a quick payback of two years*;

•	Introduced the Cree XLamp® XP-L LED, the first commercially available single-die LED to achieve breakthrough efficacy of up to 200 lumens per watt (LPW) at 350mA;

•
Announced that San Luis Obispo, Calif. replaced more than 2,000 outdated high-pressure sodium (HPS) street lights with Cree XSP Series LED street lights, delivering superior light quality while saving on maintenance costs and reducing the city’s annual energy consumption by more than 65%;

•
Announced that Walgreen Co. selected energy-efficient LED lighting by Cree for its Goodyear, Ariz. location. The store now features Cree LED troffers, linear luminaires and downlights, delivering superior illumination while saving the retailer thousands in annual energy and maintenance costs;

•	Teamed with Musco Lighting to transform the San Francisco - Oakland Bay Bridge. The 1,600 Musco fixtures leverage more than 51,500 Cree® XLamp XM-L LEDs to light the entire East Span at an estimated energy savings of 50% and a lifetime of 15 years, more than seven times longer than previously deployed lighting technologies.

*Payback compared to 400W Metal Halide area luminaire and based on usage of 12 hours per-day and the national average of $0.11 per kWh electric costs.

Business Outlook:

For its first quarter of fiscal 2015 ending September 28, 2014, Cree targets revenue in a range of $440 million to $465 million, with GAAP gross margin targeted to be 36.9%+/- and non-GAAP gross margin targeted to be 37.5%+/-. Our GAAP gross margin targets include stock-based compensation expense of approximately $3 million, while our non-GAAP targets do not. Operating expenses are targeted to be similar sequentially on a non-GAAP basis and $2 million lower on a GAAP basis. The tax rate is targeted at 21.5% for the first quarter of fiscal 2015. GAAP net income is targeted at $30 million to $37 million, or $0.25 to $0.30 per diluted share. Non-GAAP net income is targeted in a range of $48 million to $55 million, or $0.40 to $0.45 per diluted share. The GAAP and non-GAAP net income per diluted share targets are based on an estimated 122 million diluted weighted average shares. Targeted non-GAAP earnings exclude expenses related to the amortization of acquired intangibles and stock-based compensation expense of $0.15 per diluted share.

Quarterly Conference Call:

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the fourth quarter and fiscal year 2014 results and the fiscal first quarter 2015 business outlook, including significant factors and assumptions underlying the targets noted above.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Cree's website at investor.cree.com/events.cfm.

Supplemental financial information, including the non-GAAP reconciliation attached to this press release, is available on Cree's website at investor.cree.com/results.cfm.

About Cree, Inc.

Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, mercury-free LED lighting. Cree is a market-leading innovator of lighting-class LEDs, lighting products and semiconductor products for power and radio frequency (RF) applications.

Cree's product families include LED lighting systems and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree's products are driving improvements in applications such as general illumination, electronic signs and signals, power supplies and inverters.

For additional product and company information, please refer to www.cree.com.

Non-GAAP Financial Measures:

This press release highlights the company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses which are excluded from non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the company's performance, core results and underlying trends. Cree's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Forward Looking Statements:

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated in the forward-looking statements. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including the risk that we may not obtain sufficient orders to achieve our targeted revenues; price competition in key markets; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; our ability to lower costs; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that retail customers may alter promotional pricing, increase promotion of a competitor's products over our products or reduce their inventory levels, all of which could negatively affect product demand; the risk that we have an increasingly complex supply chain and its ability to scale to enable maintaining a sufficient supply of raw materials; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; the risk we may be required to record a significant charge to earnings if our goodwill or amortizable assets become impaired; our ability to complete development and commercialization of products under development, such as our pipeline of improved LED chips, LED components and LED lighting products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; risks related to our multi-year warranty periods for LED lighting products; risks associated with acquisitions, divestitures or investments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 30, 2013, and subsequent reports filed with the SEC. These forward-looking statements represent Cree's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree®, the Cree logo, and XLamp® are registered trademarks, and OSQ™ is a trademark of Cree, Inc.

CREE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts and percentages)
(unaudited)

	Three Months Ended		Year Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Revenue, net	$436,290	$375,009	$1,647,641	$1,385,982
Cost of revenue, net	274,024	234,284	1,028,846	862,722
Gross profit	162,266	140,725	618,795	523,260
Gross margin percentage	37.2%	37.5%	37.6%	37.8%

Operating expenses:
Research and development	48,577	39,365	181,382	155,889
Sales, general and administrative	70,871	61,696	268,460	236,581
Amortization or impairment of acquisition-related intangibles	10,188	7,715	31,988	30,823
Loss on disposal or impairment of long-lived assets	909	1,088	2,690	3,473
Total operating expenses	130,545	109,864	484,520	426,766

Operating income	31,721	30,861	134,275	96,494
Operating income percentage	7.3%	8.2%	8.1%	7.0%

Non-operating income, net	3,922	2,685	13,295	11,063
Income from operations before income taxes	35,643	33,546	147,570	107,557
Income tax expense	5,794	5,304	23,379	20,632
Net income	$29,849	$28,242	$124,191	$86,925

Diluted earnings per share	$0.24	$0.23	$1.01	$0.74

Shares used in diluted per share calculation	122,043	121,081	122,914	117,979

CREE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 29, 2014	June 30, 2013
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$1,162,466	$1,023,915
Accounts receivable, net	225,160	192,507
Inventories	284,780	197,001
Deferred income taxes	29,414	26,125
Prepaid expenses and other current assets	72,071	76,218
Total current assets	1,773,891	1,515,766
Property and equipment, net	605,713	542,833
Goodwill	616,345	616,345
Intangible assets, net	336,423	357,525
Other assets	11,997	19,941
Total assets	$3,344,369	$3,052,410

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$202,294	$121,441
Accrued salaries and wages	50,527	41,407
Income taxes payable	14,848	1,315
Other current liabilities	38,986	43,248
Total current liabilities	306,655	207,411

Long-term liabilities:
Deferred income taxes	12,173	25,504
Other long-term liabilities	35,395	12,843
Total long-term liabilities	47,568	38,347

Shareholders’ equity:
Common stock	149	148
Additional paid-in-capital	2,190,011	2,025,764
Accumulated other comprehensive income, net of taxes	11,405	8,244
Retained earnings	788,581	772,496
Total shareholders’ equity	2,990,146	2,806,652
Total liabilities and shareholders’ equity	$3,344,369	$3,052,410

CREE, INC.
FINANCIAL RESULTS BY OPERATING SEGMENT
(in thousands, except percentages)
(unaudited)

The following table reflects the results of the Company's reportable segments as reviewed by the Company's Chief Executive Officer, its Chief Operating Decision Maker or CODM, for the three months and year ended June 29, 2014 and the three months and year ended June 30, 2013. The CODM does not review inter-segment transactions when evaluating segment performance and allocating resources to each segment. As such, total segment revenue is equal to the Company's consolidated revenue.

	Three Months Ended
	June 29, 2014	June 30, 2013	Change
LED Products revenue	$199,520	$217,413	$(17,893)	(8)%
LED Products percent of revenue	46%	58%
Lighting Products revenue	208,160	133,643	74,517	56%
Lighting Products percent of revenue	48%	36%
Power and RF Products revenue	28,610	23,953	4,657	19%
Power and RF Products percent of revenue	6%	6%
Total revenue	$436,290	$375,009	$61,281	16%

	Year Ended
	June 29, 2014	June 30, 2013	Change
LED Products revenue	$833,684	$801,483	$32,201	4%
LED Products percent of revenue	51%	58%
Lighting Products revenue	706,425	495,089	211,336	43%
Lighting Products percent of revenue	43%	36%
Power and RF Products revenue	107,532	89,410	18,122	20%
Power and RF Products percent of revenue	6%	6%
Total revenue	$1,647,641	$1,385,982	$261,659	19%

	Three Months Ended
	June 29, 2014	June 30, 2013	Change
LED Products gross profit	$90,072	$99,268	$(9,196)	(9)%
LED Products gross margin	45.1%	45.7%
Lighting Products gross profit	60,573	33,498	27,075	81%
Lighting Products gross margin	29.1%	25.1%
Power and RF Products gross profit	16,271	12,874	3,397	26%
Power and RF Products gross margin	56.9%	53.7%
Unallocated costs	(4,650)	(4,915)	265	(5)%
Consolidated gross profit	$162,266	$140,725	$21,541	15%
Consolidated gross margin	37.2%	37.5%

	Year Ended
	June 29, 2014	June 30, 2013	Change
LED Products gross profit	$381,003	$344,649	$36,354	11%
LED Products gross margin	45.7%	43.0%
Lighting Products gross profit	197,304	148,947	48,357	32%
Lighting Products gross margin	27.9%	30.1%
Power and RF Products gross profit	60,723	48,127	12,596	26%
Power and RF Products gross margin	56.5%	53.8%
Unallocated costs	(20,235)	(18,463)	(1,772)	10%
Consolidated gross profit	$618,795	$523,260	$95,535	18%
Consolidated gross margin	37.6%	37.8%
Reportable Segments Description
The Company's LED Products segment includes LED components, LED chips, and silicon carbide materials. The Company's Lighting Products segment primarily consists of LED lighting systems and bulbs. The Company's Power and RF Products segment includes power devices and RF devices.
Financial Results by Reportable Segment
The Company's CODM reviews gross profit as the lowest and only level of segment profit. As such, all items below gross profit in the consolidated statements of income must be included to reconcile the consolidated gross profit presented in the preceding table to the Company's consolidated income before taxes.
The Company allocates direct costs and indirect costs to each segment's cost of revenue. The allocation methodology is based on a reasonable measure of utilization considering the specific facts and circumstances of the cost being allocated.
Certain costs are not allocated when evaluating segment performance. These unallocated costs consist primarily of expenses related to manufacturing employees, such as stock-based compensation, expenses for profit sharing and quarterly or annual incentive plans, matching contributions under the Company's 401(k) Plan and acquisition related costs.

Cree, Inc.
Non-GAAP Measures of Financial Performance

To supplement the company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Cree uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP gross margin, non-GAAP operating income and free cash flow.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release. In this press release, Cree also presents its target for non-GAAP expenses, which is expenses less stock-based compensation expense, charges for amortization or impairment of acquired intangibles, acquisition finished goods inventory step-up, acquisition inventory write-off, and acquisition costs.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cree's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Cree's results of operations in conjunction with the corresponding GAAP measures.
Cree believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the company's current financial performance and the company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Cree has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, Cree's management uses financial statements that do not include stock-based compensation expense or amortization or impairment of acquired intangible assets, and the income taxes associated with the foregoing, and also do not include acquisition finished goods inventory step-up, acquisition inventory write-off, and acquisition costs. Cree's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the company's financial results.
As described above, Cree excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases through its ESPP. Cree excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Cree does not believe are reflective of ongoing operating results.
Amortization or impairment of acquired intangible assets. Cree incurs amortization or impairments of acquired intangible assets in connection with acquisitions. Cree excludes these items because they arise from Cree's prior acquisitions and have no direct correlation to the ongoing operating results of Cree's business.
Income tax effects of the foregoing non-GAAP items. This amount is used to present each of the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
Cree expects to incur stock-based compensation expense and amortization of acquired intangible assets in future periods, including income taxes associated with all of the foregoing. In addition to the non-GAAP measures discussed above, Cree also uses free cash flow as a measure of operating performance. Free cash flow represents operating cash flows less net purchases of property and equipment and patent and licensing rights. Cree considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, which can then be used to, among other things, invest in Cree's business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

CREE, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three Months Ended		Year Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
GAAP gross profit	$162,266	$140,725	$618,795	$523,260
GAAP gross margin percentage	37.2%	37.5%	37.6%	37.8%
Adjustments:
Stock-based compensation expense	2,996	2,514	11,353	9,389
Non-GAAP gross profit	$165,262	$143,239	$630,148	$532,649
Non-GAAP gross margin percentage	37.9%	38.2%	38.2%	38.4%

Non-GAAP Operating Income

	Three Months Ended		Year Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
GAAP operating income	$31,721	$30,861	$134,275	$96,494
GAAP operating income percentage	7.3%	8.2%	8.1%	7.0%
Adjustments:
Stock-based compensation expense:
Cost of revenue, net	2,996	2,514	11,353	9,389
Research and development	3,939	2,985	15,392	13,429
Sales, general and administrative	8,489	7,456	34,941	31,081
Total stock-based compensation expense	15,424	12,955	61,686	53,899
Amortization or impairment of acquisition-related intangibles	10,188	7,715	31,988	30,823
Total adjustments to GAAP operating income	25,612	20,670	93,674	84,722
Non-GAAP operating income	$57,333	$51,531	$227,949	$181,216
Non-GAAP operating income percentage	13.1%	13.7%	13.8%	13.1%

Non-GAAP Net Income

	Three Months Ended		Year Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
GAAP net income	$29,849	$28,242	$124,191	$86,925
Adjustments:
Stock-based compensation expense	15,424	12,955	61,686	53,899
Amortization or impairment of acquisition-related intangibles	10,188	7,715	31,988	30,823
Total adjustments to GAAP net income before provision for income taxes	25,612	20,670	93,674	84,722
Income tax effect *	(4,175)	(3,267)	(14,800)	(16,266)
Non-GAAP net income	$51,286	$45,645	$203,065	$155,381

Earnings per share
Non-GAAP diluted net income per share	$0.42	$0.38	$1.65	$1.32

Shares used in diluted net income per share calculation
Non-GAAP shares used	122,043	121,081	122,914	117,979
*Estimated income tax effect is based upon the Company's overall consolidated effective tax rate for the given period.

Free Cash Flow

	Three Months Ended		Year Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Cash flow from operations	$91,138	$61,164	$319,308	$285,234
Less: PP&E spending	(58,943)	(22,062)	(178,557)	(77,468)
Less: Patents spending	(5,428)	(5,064)	(20,183)	(20,858)
Total free cash flow	$26,767	$34,038	$120,568	$186,908